The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC"). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the "Offering Documentation"). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(R)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

                     Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class P, Class S-X, Class C-X, Class X, Class LT-R and Class R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

                                         Interest Rate        Interest Rate
                                      Formula or Interest  Formula or Interest
                 Class                Rate (until related  Rate (after related
              Principal or   Initial    Initial Optional      Initial Optional                                   Certificate Ratings
                Notional     Interest      Termination          Termination                                      -------------------
    Class       Amount(1)    Rate(2)       Date)(3)(5)          Date)(4)(5)       Principal Type  Interest Type     S&P     Moody's
----------   --------------  -------- -------------------  -------------------  ----------------  -------------  --------  ---------
A1........   $318,673,000    5.450%    LIBOR plus 0.100%    LIBOR plus 0.200%     Super Senior    Variable Rate      AAA     Aaa
A2........   $141,006,000    5.520%    LIBOR plus 0.170%    LIBOR plus 0.340%     Super Senior    Variable Rate      AAA     Aaa
A3........   $ 71,981,000    5.590%    LIBOR plus 0.240%    LIBOR plus 0.480%     Super Senior    Variable Rate      AAA     Aaa
A4........   $ 59,117,000    5.520%    LIBOR plus 0.170%    LIBOR plus 0.340%     Super Senior    Variable Rate      AAA     Aaa
A5........   $ 80,000,000    5.590%    LIBOR plus 0.240%    LIBOR plus 0.480%    Senior Support   Variable Rate      AAA     Aaa
AIO.......   $364,553,000(6) 0.750%       Variable(7)          Variable(7)      Senior Notional/  Variable Rate    N/R(8)    Aaa
                                                                                 Interest-Only
M1........   $ 16,769,000    5.640%    LIBOR plus 0.290%    LIBOR plus 0.435%     Subordinated    Variable Rate      AA+     Aa1
M2........   $  8,020,000    5.660%    LIBOR plus 0.310%    LIBOR plus 0.465%     Subordinated    Variable Rate      AA      Aa2
M3........   $  3,645,000    5.690%    LIBOR plus 0.340%    LIBOR plus 0.510%     Subordinated    Variable Rate      AA-     Aa3
M4........   $  3,645,000    5.750%    LIBOR plus 0.400%    LIBOR plus 0.600%     Subordinated    Variable Rate      A+      A1
M5........   $  3,645,000    5.770%    LIBOR plus 0.420%    LIBOR plus 0.630%     Subordinated    Variable Rate       A      A2
M6........   $  3,645,000    5.850%    LIBOR plus 0.500%    LIBOR plus 0.750%     Subordinated    Variable Rate      A-      A3
M7........   $  3,645,000    6.350%    LIBOR plus 1.000%    LIBOR plus 1.500%     Subordinated    Variable Rate     BBB+    Baa1
M8........   $  3,645,000    6.850%    LIBOR plus 1.500%    LIBOR plus 2.250%     Subordinated    Variable Rate      BBB    Baa2
M9........   $  3,645,000    7.250%    LIBOR plus 1.900%    LIBOR plus 2.850%     Subordinated    Variable Rate     BBB-    Baa3

----------
(1)   These balances are approximate as described in the prospectus supplement.

(2)   Reflects the interest rate as of the closing date.

(3) Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans, as described in the prospectus supplement under "Description of the Certificates--Optional Purchase of the Mortgage Loans."

(4) Reflects the interest rate formula beginning on the distribution date following the initial optional termination date if the option to purchase the mortgage loans is not exercised by the master servicer at the earliest possible distribution date, as described in the prospectus supplement under "Description of the Certificates--Optional Purchase of the Mortgage Loans."

(5) Subject to the net funds cap, as described in the prospectus supplement under "Summary of Terms--The Certificates--Payments on the Certificates--Interest Payments."

(6) Notional amount. Other than for the initial period, the class notional amount of the Class AIO Certificates is equal to the product of (i) 50.00% and (ii) the beginning pool balance of the mortgage loans for the related distribution date.

(7) Interest will accrue at an annual rate equal to the lesser of (1) 0.75% per annum and (2) the product of (i) the excess, if any, of (x) the net funds cap over (y) the weighted average bond coupon of the offered certificates (other than the Class AIO Certificates) and (ii) a fraction, the numerator of which is the actual number of days in the related accrual period and the dominator of which is 30.

(8) The designation "N/R" means that the specified rating agency will not publicly rate the certificates of that class.

The offered certificates will also have the following characteristics:

                                                    Final Scheduled    Expected Final
        Record   Delay/Accrual   Interest Accrual    Distribution       Distribution         Minimum       Incremental     CUSIP
Class   Date(1)    Period(2)        Convention          Date(3)           Date(4)       Denominations(5)  Denominations    Number
------  -------  -------------   ----------------  ----------------   ----------------  ----------------  -------------  -----------
A1....    DD         0 day          Actual/360     January 25, 2037    March 25, 2009       $25,000              $1      52523Q AA 9
A2....    DD         0 day          Actual/360     January 25, 2037    April 25, 2012       $25,000              $1      52523Q AB 7
A3....    DD         0 day          Actual/360     January 25, 2037     June 25, 2013       $25,000              $1      52523Q AC 5
A4....    DD         0 day          Actual/360     January 25, 2037     June 25, 2013       $25,000              $1      52523Q AD 3
A5....    DD         0 day          Actual/360     January 25, 2037     June 25, 2013       $25,000              $1      52523Q AE 1
AIO...    CM         24 day           30/360       January 25, 2037     June 25, 2013      $1,000,000            $1      52523Q AF 8
M1....    DD         0 day          Actual/360     January 25, 2037     June 25, 2013       $100,000             $1      52523Q AG 6
M2....    DD         0 day          Actual/360     January 25, 2037     June 25, 2013       $100,000             $1      52523Q AH 4
M3....    DD         0 day          Actual/360     January 25, 2037     June 25, 2013       $100,000             $1      52523Q AJ 0
M4....    DD         0 day          Actual/360     January 25, 2037     June 25, 2013       $100,000             $1      52523Q AK 7
M5....    DD         0 day          Actual/360     January 25, 2037     June 25, 2013       $100,000             $1      52523Q AL 5
M6....    DD         0 day          Actual/360     January 25, 2037     June 25, 2013       $100,000             $1      52523Q AM 3
M7....    DD         0 day          Actual/360     January 25, 2037     June 25, 2013       $100,000             $1      52523Q AN 1
M8....    DD         0 day          Actual/360     January 25, 2037     June 25, 2013       $100,000             $1      52523Q AP 6
M9....    DD         0 day          Actual/360     January 25, 2037   February 25, 2013     $100,000             $1      52523Q AQ 4

----------
(1) DD = For any distribution date, the close of business on the business day immediately before that distribution date. CM = For any distribution date, the last business day of the month immediately preceding the month in which such distribution date occurs.

(2) 0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or on December 25, 2006 for the first interest accrual period) and ending on the day immediately preceding the related distribution date. 24 day = For any distribution date, the Class AIO Certificates, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs.

(3) The final scheduled distribution date for the offered certificates is based upon the second distribution date after the date of the last scheduled payment of the latest maturing mortgage loan.

(4) The expected final distribution date, based upon (a) a constant prepayment rate of 30% per annum and the modeling assumptions used in the prospectus supplement, each as described under "Yield, Prepayment and Weighted Average Life--Weighted Average Life" and (b) the assumption that the option to purchase the mortgage loans is exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under "Description of the Certificates--Optional Purchase of the Mortgage Loans." The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5) With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.